Exhibit (h)(1)(t)
AMENDMENT NO. 15
TO
TRANSFER AGENCY SERVICES AGREEMENT
This Amendment No. 15 to Transfer Agency Services Agreement, dated April 1, 2013 (“Amendment No. 15”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”), Pacific Life Insurance Company (“Pacific Life”) and Pacific Life Funds (“Fund”). This Amendment is effective as of April 1, 2013 (the “Effective Date”).
Background
A.
BNYM, under a former name, PFPC Inc., Pacific Life and the Fund previously entered into a Transfer Agency Services Agreement dated as of August 1, 2001 and various amendments thereto (the Transfer Agency Services Agreement together with such amendments are referred to herein as the “Amended Agreement”). The parties agree to amend the Amended Agreement as set forth in this Amendment No. 15.

Terms
In consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties intending to be legally bound agree as set forth above and as follows:
1.	Modifications to Amended Agreement. The Amended Agreement is amended as follows:
(a)	All references to “The PNC Financial Services Group, Inc” are hereby deleted and replaced with “The Bank of New York Mellon Corporation”.

(b)	Section 16(a) of the Amended Agreement is hereby amended by deleting the date which appears in said Section 16(a) and replacing it with “December 31, 2015”.

(c)	Section 25 of the Amended Agreement is hereby amended by adding a new subsection (j) which will read in its entirety as follows:
“(j)	Key Personnel. With respect to the Westborough, Massachusetts based BNY Mellon transfer agent team servicing the Fund as of the date of this Amendment, the parties hereto agree as follows:

1.     The parties hereto acknowledge that the BNY Mellon transfer agent team assigned to the performance of this Agreement is managed by key personnel (the “Key Personnel”). Before replacing or reassigning the Key Personnel, BNY Mellon will (1) notify Pacific Life of the proposed replacement or reassignment, (2) provide Pacific Life with the reasons of such proposed replacement or reassignment as may be reasonably requested by Pacific Life, to the extent BNY Mellon is not otherwise prohibited from doing so, and (3) consider in good faith the reasonable input or recommendations from Pacific Life regarding such proposed replacement or reassignment.

2.     As the transfer agent team is primarily located at the BNY Mellon Westborough, Massachusetts service location as of the date of this Amendment, BNY Mellon shall use its best efforts to replace members of the Key Personnel with individuals similarly located.

3.     BNY Mellon will conduct replacement procedures for the Key Personnel in such a manner so as to provide an orderly succession for the Key Personnel who are replaced. Should BNY Mellon replace a member of the Key Personnel with an individual who does not have the relevant level of experience or appropriate skills as determined by Pacific Life in its sole discretion, Pacific Life will have the right to object within thirty (30) days of the date BNY Mellon appoints such individual as the replacement to the Key Personnel by providing BNY Mellon with written notice of its objection and the reasons for such objection. BNY Mellon shall then work with Pacific Life to address the reasons for the objection or appoint an alternate replacement for Pacific Life’s consideration. Should the parties hereto fail to reach a mutually agreed upon resolution to Pacific Life’s objection, Pacific Life and the Fund will have the right to terminate this Agreement with at least sixty (60) days prior written notice of such termination and any penalties or minimum fee payments associated with such termination will be waived by BNY Mellon.”

(d)	The Amendment to the Transfer Agency Services Agreement dated October 1, 2003 is hereby deleted in its entirety.

(e)	The Exhibit F shall be deleted and replaced in its entirety with the Exhibit F attached to the Amendment dated April 1, 2013.
2.      Remainder of Amended Agreement. Except as explicitly amended by this Amendment No. 15, the terms and provisions of the Amended Agreement are hereby ratified, declared and remain in full force and effect.
3.      Governing Law. The governing law of the Amended Agreement shall be the governing law of this Amendment No. 15.
4.      Entire Agreement. This Amendment No. 15 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Amended Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.
5.      Facsimile Signatures; Counterparts. This Amendment No. 15 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 15 or of executed signature pages to this Amendment No. 15 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 15.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 15 to be executed by their duly authorized officers as of the day and year first written above.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Richard L. Marchione

Name: Richard L Marchione

Title: Vice President

Pacific Life Insurance Company

By:	/s/ Howard T. Hirakawa	By:	/s/ Lori K. Lasinski

Name: Howard T. Hirakawa		Name: Lori K. Lasinski

Title: VP, Fund Advisor Operations		Title: Assistant Secretary

Pacific Life Funds

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name: Howard T. Hirakawa		Name: Laurene E. MacElwee

Title: Vice President		Title: VP & Assistant Secretary

EXHIBIT F

Name	Date
Transfer Agency Services Amendment – Exhibit A	12/31/2001
Anti-Money Laundering and Privacy Amendment	7/24/2002
Amendment Number 1 To The Transfer Agency Services Agreement	7/31/2002
Transfer Agency Services Amendment – Exhibit A	12/31/2002
Amendment To The Transfer Agency Services Agreement	1/1/2003
Customer Identification Services Agreement	10/1/2003
Amendment To Transfer Agency Services Agreement	1/1/2007
Transfer Agency Services Amendment – Exhibit A	7/1/2007
Revised Exhibit A to the Transfer Agency Services Agreement	7/1/2008
Red Flag Services Amendment	5/1/2009
Amendment No. 12 to Transfer Agency Services Agreement	12/31/2009
Amendment No. 13 to Transfer Agency Services Agreement	12/6/2010
Amended and Restated Exhibit A to the Transfer Agency Services Agreement	6/30/2011
Amended and Restated Exhibit A to the Transfer Agency Services Agreement	7/1/2012
Amendment No. 14 to the Transfer Agency Services Agreement	12/7/2012
Amendment No. 15 to the Transfer Agency Services Agreement	4/1/2013

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